Exhibit 99.1

PROTECTION ONE ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS

Annualized customer attrition rates continue to improve;

Company notes adoption of “push down” basis of accounting as of February 8, 2005;

Company to conduct conference call to review results today at 10 a.m. EDT

LAWRENCE, Kan., May 16, 2005 – Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the first quarter ended March 31, 2005.

Richard Ginsburg, President and CEO, commented, “I am pleased to report that we achieved improvement in customer attrition rates and consistent financial performance during a quarter in which we consummated a restructuring transaction, reduced debt and embarked on a successful senior debt refinancing.  We continue to push forward with our goal of achieving recurring revenue growth in 2005 while investing prudently to create high quality customers who will be with us for the long term.”

Push Down Accounting; Other Notes

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC (collectively, “Quadrangle”) that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million in exchange for 16 million shares of the Company’s common stock. The newly issued shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005 debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired based on the estimated fair market values of the assets and liabilities. These estimates of fair market value are preliminary and are therefore subject to further

-more-

 refinement.  It is important to note that the “push down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push down accounting adjustments described above, quarter to quarter results may not be comparable. Therefore, the income statement presentation accompanying this release and to be included in the Company’s Form 10-Q for the three months ended March 31, 2005 (and in subsequent filings) separates the Company’s results into two periods:  (1) the 39-day period commencing January 1, 2005 and ending with and including the February 8, 2005 consummation of the debt-for-equity exchange (the “pre-push down period”) and (2) the 51-day period beginning after that date and ending on March 31, 2005 utilizing the new basis of accounting (the “post-push down period”).  The results are further separated by a heavy black line to indicate the effective date of the new basis of accounting.  Similarly, the current and prior period amounts reported on the balance sheet accompanying this release and to be included in the Company’s Form 10-Q for the three months ended March 31, 2005 (and in subsequent filings) are separated by a heavy black line to indicate the application of a new basis of accounting between the periods presented.

The Company’s unaudited financial results for the first quarter of 2004 include a $285.9 million non-cash charge against income to establish a valuation allowance for non-realizable deferred tax assets resulting from the sale of the Company, which ended the Company’s participation in a consolidated tax group with its former parent company.  In addition, the Company’s unaudited share and per share amounts reflect the previously reported one-share-for-fifty-shares reverse stock split completed in February 2005.

First Quarter Fiscal 2005 Results

The Company realized monitoring and related services revenues of $26.5 million and $35.1 million in the pre- and post-push down periods, respectively, compared to $61.9 million in the first quarter of fiscal 2004.  These revenues for the first quarter ended March 31, 2005, which were not affected by the push down accounting adjustments, decreased by less than 1% compared to results in the prior year’s quarter.  For comparison purposes, monitoring and related services revenues for the quarter ended March 31, 2004 had decreased by 5.0% compared to the prior year’s quarter.  Slight declines in the Company’s customer base since March 31, 2004 have been partially offset by price increases.

Total revenues in the pre- and post-push down periods were $28.5 million and $36.9 million, respectively, and were $67.1 million in the first quarter of fiscal 2004.

Net loss in the pre- and post-push down periods was $(11.4) million, or $(5.80) per share, and $(3.2) million, or $(0.18) per share, respectively, and was $(309.4) million, or $(157.37) per share, in the first quarter of fiscal 2004.  The per share calculation for the first quarter of 2004 has been adjusted to give retroactive effect to the one-share-for-fifty shares reverse stock split.  Also, as noted above, first quarter net income in fiscal 2004 includes a $285.9 million, or $(145.42) per share, non-cash charge against income to establish a valuation allowance for non-realizable deferred tax assets resulting from the sale of the Company, which ended the Company’s participation in a consolidated tax group with its former parent company.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange, the weighted average number of outstanding shares was 18,198,571 in the post-push down period and 1,965,653 million in the pre-push down period and in the first quarter of fiscal 2004.

Balance Sheet

Total debt reflected on the Company’s balance sheet as of March 31, 2005, net of discounts, was $324.7 million compared to total debt on December 31, 2004, including premiums, of $505.8 million.  The face value of debt outstanding on March 31, 2005 was $352.6 million compared to $505.5 million outstanding on December 31, 2004.  The Company had $78.0 million outstanding under its credit facility with Quadrangle as of March 31, 2005 and $201.0 million outstanding as of December 31, 2004.

On February 8, 2005, as previously reported, the Company reduced the aggregate principal amount outstanding under the Quadrangle credit facility by $120.0 million in a debt-for-equity exchange.  In addition, the Company made a $3.0 million principal payment under the Quadrangle credit facility, further reducing this indebtedness to $78.0 million.  All holders of the Company’s outstanding 13 5/8%

Senior Subordinated Discount Notes, with aggregate principal amount of $29.9 million, tendered their holdings in March 2005 in response to the Company’s change of control repurchase offer.  On April 18, 2005, as previously reported, the Company raised $250.0 million in a senior secured financing that was used to retire the remaining balance of the Quadrangle credit facility and to redeem the 7 3/8 % Senior Notes.  As a result of these transactions, the total face amount of the Company’s debt outstanding is presently approximately $360.3 million, 28.7% lower than at the end of 2004.

The Company’s cash and equivalents as of March 31, 2005 were $13.1 million compared to $52.5 million at the end of 2004.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the fiscal 2005 pre- and post-push down periods was $9.0 million and $12.4 million, respectively, and was $21.6 million in the first quarter of fiscal 2004.  See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Attrition

The annualized customer attrition rate in the first quarter of fiscal 2005 for the Protection One Monitoring reporting unit (excluding wholesale) was 12.3% compared to 13.3% during the first quarter of fiscal 2004, reflecting the Company’s success in executing customer retention strategies.  On a trailing twelve months basis ending March 31, 2005, the customer attrition rate for the Protection One Monitoring reporting unit (excluding wholesale) decreased to 12.7% in 2005 from 14.3% in 2004.  The annualized customer attrition rate for the Company’s Network Multifamily reporting unit in the first quarter of fiscal 2005 was 5.1% compared to 6.5% in the first quarter of fiscal 2004 and, on a trailing twelve months basis ending March 31, was 6.1% in 2005 compared to 5.7% in 2004.  On a consolidated basis, which includes net changes to the Company’s wholesale account base in cancellations for the period and which includes average wholesale accounts in the consolidated average account base, the annualized customer attrition rate in the first quarter of fiscal 2005 was 6.3% compared to 9.1% in the first quarter of fiscal 2004 and, on a trailing twelve months basis ending March 31, was 7.1% in 2005 compared to 9.0% in 2004.

Recurring Monthly Revenue

Recurring monthly revenue (“RMR”) as of March 31, 2005 was $19.9 million and, as of March 31, 2004, was $20.0 million, a decrease of less than 1.0%, which reflects the success of the Company’s efforts to reduce attrition while adding RMR from desirable customers.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.  For comparison purposes, RMR as of March 31, 2004 had decreased by 3.8% compared to RMR of $20.8 million as of March 31, 2003.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other items) is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts following the security industry.  Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense, principal payments, changes in working capital needs, cash requirements for the replacement of certain assets that are being depreciated or amortized or for other capital expenditures, or certain event-related expenses such as change in control, debt restructuring, retention bonus or sale-related expenses.  Accordingly, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	2005		2004
	February 9	January 1	Quarter
	through	through	Ended
	March 31	February 8	March 31,
Loss before income taxes	$(3,206)	$(11,370)	$(31,061)

Interest expense	6,905	4,544	11,073
Amortization of intangibles and depreciation expense	7,476	6,638	19,660
Amortization of deferred costs in excess of amortization of deferred revenues	878	2,837	4,765
Reorganization costs (a)	—	6,374	17,130

Other expense (income)	306	(15)	(11)
Adjusted EBITDA	$12,359	$9,008	$21,556

(a) Reorganization costs for 2005 include success fees paid upon successful completion of the restructuring transactions, key employee retention plan payments and legal fees.  Reorganization costs for 2004 include change of control and debt restructuring expense.

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Feb. 9, through March 31,	Quarter Ended March 31,
	2005	2004
	(dollar amounts in millions)
Recurring Monthly Revenue at March 31	$19.9	$20.0

Amounts excluded from RMR:
Amortization of deferred revenue	0.2	0.6
Other revenues (a)	1.2	1.6
Revenues (GAAP basis):
March	21.3	22.2
February 9 – February 28, 2005	15.6	—
January – February, 2004	—	44.9
Total period revenue	$36.9	$67.1

(a) Revenues that are not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. EDT to review these results with the investment community. The call may be accessed by dialing (800) 289-0572 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 4852623.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A replay of the call also will be available until May 30, 2005. To listen to the replay, call (888) 203-1112 and enter the following passcode: 4852623.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to more than one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements may describe our future plans, objectives, expectations or goals. Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base. Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition. See our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, which the Company filed with the SEC on March 17, 2005, and amended on March 24, 2005, for a further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

PROTECTION ONE, INC. AND SUBSIDIARIES

Summary Income Statement and Cash Flow Data

(Dollars in thousands, except for per share amounts)

(Unaudited)

	2005		2004
	February 9 – March 31	January 1 – February 8	January 1 – March 31
Revenues:
Monitoring and related services	$35,123	$26,455	$61,875
Other	1,788	2,088	5,257
Total revenues	36,911	28,543	67,132

Cost of revenues:
Monitoring and related services	9,928	7,400	17,470
Other	2,425	3,314	7,342
Total cost of revenues	12,353	10,714	24,812

Operating expenses:
Selling	3,796	3,989	7,418
General and administrative	9,281	8,104	18,111
Change of control and debt restructuring costs	—	5,939	17,130
Amortization and depreciation	7,476	6,638	19,660
Total operating expenses	20,553	24,670	62,319

Operating income (loss)	4,005	(6,841)	(19,999)
Other (income) expense:
Interest expense	5,530	2,602	7,850
Related party interest	1,375	1,942	3,223
Other	306	(15)	(11)
Loss before income taxes	(3,206)	(11,370)	(31,061)
Income tax expense	(36)	(35)	(278,322)
Net loss	$(3,242)	$(11,405)	$(309,383)

Basic and diluted per share information:
Net loss per common share	$(0.18)	$(5.80)	$(157.37)

Weighted average common shares outstanding (in thousands)	18,199	1,966	1,966

Cash Flow Data:

Net cash provided by (used in) operations	$(4,940)	$3,710	$(10,472)

Net cash used in investing activities	$(2,932)	$(2,473)	$(6,398)

Net cash provided by (used in) financing activities	$(32,840)	$—	$219

PROTECTION ONE, INC. AND SUBSIDIARIES

Summary Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets, net	$52,373	$96,563
Property and equipment, net	25,052	31,152
Customer accounts, net	260,136	176,155
Goodwill	12,160	41,847
Trade name	25,812	—
Deferred customer acquisition costs	43,724	107,310
Other	9,994	8,017
Total Assets	$429,251	$461,044

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)
Total current liabilities	$60,070	$469,123
Long-term debt, net of current portion	324,709	110,340
Deferred customer acquisition revenue	22,260	57,433
Other liabilities	1,693	1,757
Total Liabilities	408,732	638,653
Stockholders’ Equity (Deficiency in Assets)	20,519	(177,609)
Total Liabilities and Stockholders’ Equity (Deficiency in Assets)	$429,251	$461,044